Exhibit 99.1

NEWS RELEASE

BIOFUEL ENERGY RETIRES $30.0 MILLION OF DEBT

DENVER, COLORADO – July 12, 2007 – BIOFUEL ENERGY CORP. (NASDAQ:BIOF) announced today that the underwriters of its recently completed initial public offering had exercised their full over-allotment option, purchasing 787,500 additional shares of common stock. The shares were purchased at the $10.50 per share offering price, resulting in $7.7 million of additional proceeds to the Company. With the over-allotment, a total of 10,287,500 new shares were sold by the Company. Of these shares, 6,037,500 were sold to the public and 4,250,000 were sold simultaneously to the Company’s three largest pre-existing shareholders. Outstanding shares now total 33.3 million. Net proceeds from the offerings approximated $100.3 million. Earlier this week, the Company retired $30.0 million of its subordinated debt with offering proceeds, leaving $20.0 million of subordinated debt outstanding.

BioFuel Energy is a development stage company currently engaged in constructing two 115 million gallons per year ethanol plants in the Midwestern corn belt. The Company’s goal is to become a leading ethanol producer in the United States by acquiring, developing, owning and operating ethanol production facilities.

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Contact:	David J. Kornder	For more information:
	Executive Vice President &	www.bfenergy.com
Chief Financial Officer
(303) 592-8110
dkornder@bfenergy.com

1801 Broadway, Suite 1060• Denver, CO • 303.592.8110 • www.bfenergy.com